Exhibit 99.1

BBSI Reports Third Quarter 2017 Financial Results

- Q3 Net Revenues up 7% to $240.1 Million (Non-GAAP Gross Revenues up 11%) -

VANCOUVER, Washington, November 7, 2017 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 7% to $240.1 million.

•	Non-GAAP gross revenues up 11% to $1.4 billion.

•	Net income up to $14.8 million, or $1.96 per diluted share, compared to net income of $10.2 million, or $1.38 per diluted share.

“Strong continued performance yielded record earnings in the third quarter,” said Michael Elich, president and CEO of BBSI. “Additionally, we delivered solid growth marked by the addition of 169 net new PEO clients.

“Our top-line growth was slightly impacted by one less work day in the third quarter when compared to the same quarter last year. This tempered our revenue growth rate and same-customer sales, which came in at 5.9%. However, when adjusting for this difference, our non-GAAP gross revenues increased by 13% and same-customer sales were up 8.4%.”

Third Quarter 2017 Financial Results

Net revenues in the third quarter of 2017 increased 7% to $240.1 million compared to $225.1 million in the third quarter of 2016.

Total non-GAAP gross revenues in the third quarter increased 11% to $1.4 billion compared to $1.2 billion in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease from staffing revenues.

Net income for the third quarter of 2017 increased to $14.8 million, or $1.96 per diluted share, compared to net income of $10.2 million, or $1.38 per diluted share, in the year-ago quarter.

Revised Outlook

For the full year 2017, the Company continues to expect diluted earnings per share to be approximately $3.10. This continues to assume approximately $0.13 per diluted share in estimated costs associated with accounting and securities law issues, as well as the return to an effective tax rate of approximately 32.9%.

BBSI now expects non-GAAP gross revenues for the next 12-month period (through September 30, 2018) to increase approximately 14% (previous outlook was 15%). This revision is partially attributed to slight headwinds in staffing and a continued tightening of the labor market.

Conference Call

BBSI will conduct a conference call tomorrow, November 8, 2017 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2017. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, November 8, 2017

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-800-930-1344

International dial-in number: 1-719-457-2085

Conference ID: 2614932

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through December 8, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 2614932

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Services revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Non-GAAP (in thousands)	2017	2016	2017	2016

Gross revenues:
Professional employer services	$1,328,465	$1,184,159	$3,750,908	$3,314,641
Staffing services	42,747	47,874	118,391	121,806
Total gross revenues	1,371,212	1,232,033	3,869,299	3,436,447
Gross cost of revenues:
Direct payroll costs	1,154,012	1,036,769	3,258,993	2,889,278
Payroll taxes and benefits	94,922	82,888	304,268	269,533
Workers' compensation	67,361	62,817	196,457	175,437
Total gross cost of revenues	1,316,295	1,182,474	3,759,718	3,334,248
Gross margin	$54,917	$49,559	$109,581	$102,199

A reconciliation of net revenues to non-GAAP gross revenues is as follows:

	(Unaudited)
	Three Months Ended September 30,
	Net Revenue				Gross Revenue
	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
(in thousands)	2017	2016	2017	2016	2017	2016

Revenues:
Professional employer services	$197,388	$177,229	$1,131,077	$1,006,930	$1,328,465	$1,184,159
Staffing services	42,747	47,874	-	-	42,747	47,874
Total revenues	$240,135	$225,103	$1,131,077	$1,006,930	$1,371,212	$1,232,033
Cost of revenues	$185,218	$175,544	$1,131,077	$1,006,930	$1,316,295	$1,182,474

	(Unaudited)
	Nine Months Ended September 30,
	Net Revenue				Gross Revenue
	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
(in thousands)	2017	2016	2017	2016	2017	2016

Revenues:
Professional employer services	$557,315	$497,682	$3,193,593	$2,816,959	$3,750,908	$3,314,641
Staffing services	118,391	121,806	-	-	118,391	121,806
Total revenues	$675,706	$619,488	$3,193,593	$2,816,959	$3,869,299	$3,436,447
Cost of revenues	$566,125	$517,289	$3,193,593	$2,816,959	$3,759,718	$3,334,248

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 5,000 clients across all lines of business in 20 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue growth and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include changes in executive management, the ineffectiveness of the Company’s internal control over financial reporting, the Company’s relationship with its primary bank lender, current and future shareholder litigation, the ongoing investigation of accounting issues by the Securities and Exchange Commission and the United States Department of Justice, economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2016 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2017	2016

Assets
Current assets:
Cash and cash equivalents	$35,570	$50,768
Trade accounts receivable, net	156,368	126,484
Prepaid expenses and other	6,605	3,899
Investments	796	5,675
Restricted cash and investments	90,681	48,557
Total current assets	290,020	235,383
Investments	1,191	642
Property, equipment and software, net	26,296	26,673
Restricted cash and investments	281,286	252,707
Goodwill	47,820	47,820
Other assets	3,376	9,293
Deferred income taxes	9,241	9,370
	$659,230	$581,888

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,033	4,944
Accrued payroll, payroll taxes and related benefits	182,267	153,110
Income taxes payable	6,781	3,041
Other accrued liabilities	7,407	7,674
Workers' compensation claims liabilities	89,601	81,339
Safety incentives liability	27,559	24,835
Total current liabilities	317,869	275,164
Long-term workers' compensation claims liabilities	255,084	231,198
Long term debt	4,226	4,392
Customer deposits and other long-term liabilities	1,389	1,441
Stockholders' equity	80,662	69,693
	$659,230	$581,888

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2017	2016	2017	2016

Revenues:
Professional employer service fees	$197,388	$177,229	$557,315	$497,682
Staffing services	42,747	47,874	118,391	121,806
Total revenues	240,135	225,103	675,706	619,488
Cost of revenues:
Direct payroll costs	31,986	37,017	89,182	92,667
Payroll taxes and benefits	94,922	82,888	304,268	269,533
Workers' compensation	58,310	55,639	172,675	155,089
Total cost of revenues	185,218	175,544	566,125	517,289
Gross margin	54,917	49,559	109,581	102,199
Selling, general and administrative expenses	33,925	30,440	88,595	80,834
Depreciation and amortization	1,062	823	2,989	2,341
Income from operations	19,930	18,296	17,997	19,024
Other income (expense), net	1,514	(3,280)	2,915	(3,281)
Income before income taxes	21,444	15,016	20,912	15,743
Provision for income taxes	6,659	4,783	6,228	4,991
Net income	$14,785	$10,233	$14,684	$10,752
Basic income per common share	$2.03	$1.41	$2.02	$1.49
Weighted average basic common shares outstanding	7,296	7,243	7,266	7,220
Diluted income per common share	$1.96	$1.38	$1.95	$1.46
Weighted average diluted common shares outstanding	7,527	7,405	7,539	7,350

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com